Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 8, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of United States Lime & Minerals, Inc. on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of United States Lime & Minerals, Inc. on Forms S-8 (File No. 333-90876, effective June 20, 2002; and File No. 333-161410, effective August 18, 2009).

/s/ GRANT THORNTON LLP

Dallas, Texas
March 8, 2011